Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No.333-128227) on Form S-8 of SpectraScience, Inc. of our report dated April 17, 2013, relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of SpectraScience, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP

Des Moines, IA

June 27, 2014